Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Texas United Bancshares, Inc., of our report dated February 25, 2005, except for Note B as to which the date is October 7, 2005, on our audit of the consolidated financial statements of Texas United Bancshares, Inc., as of December 31, 2004, and for the year then ended, which report is included in Amendment No. 1 to the Annual Report on Form 10-K/A of Texas United Bancshares, Inc., for the year ended December 31, 2004.

/s/    BKD, LLP

Houston, Texas

January 18, 2006